Exhibit 99.1

Press Contact: Rob Babbush 858-812-7309 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

FOR IMMEDIATE RELEASE

KRATOS DEFENSE & SECURITY SOLUTIONS COMPLETES MERGER WITH DIGITAL FUSION, INC.

Merger Significantly Enhances Kratos’ C4ISR Capabilities and Provides Unmanned Aerial Vehicle (UAV) Products and Technology

SAN DIEGO, CA, December 24, 2008 — Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) announced today that it has completed its merger with Digital Fusion, Inc. (DFI).  DFI, headquartered in Huntsville, AL., significantly enhances Kratos’ C4ISR and technical engineering capabilities, provides Unmanned Aerial Vehicle (UAV) products and technology, and adds significant engineering, modeling & simulation capabilities.

The merger of DFI into Kratos furthers Kratos’ strategy and position as a premier federal government contractor in the areas of legacy weapon system life cycle extension, sustainment & equipment reset, C4ISR, weapons and targets range operations & services, and information technology, assurance, & security.  The transaction increases Kratos’ employee count to approximately 2,300, the majority of whom hold security clearances, and is expected to be immediately accretive to Kratos’ valuation metrics.

Eric DeMarco, Kratos’ President and Chief Executive Officer, said “The merger with DFI is another important step forward in executing our strategy of building a premier national, homeland and public security services and solutions provider.  DFI has virtually all of the key characteristics Kratos looks for in a merger, including a solid management team led by Mike Wicks, a close strategic fit with Kratos’ core business focus areas, a key geographic location in Huntsville, AL., and being immediately accretive financially.”

Mike Wicks, Chief Operating Officer of Digital Fusion, commented, “We are extremely pleased to be joining the Kratos family.  The expanded resources, capabilities, and past performance of Kratos will enable DFI to pursue larger and broader contract opportunities which we believe will increase our ability to grow organically and provide additional opportunities for our most valuable asset, DFI’s employees.  In addition, DFI’s unique technical qualifications, particularly in the areas of Unmanned Aerial Vehicles and Modeling & Simulation, will nicely complement Kratos’ core competencies.  We are very excited at what the future holds, and look forward to being a part of the dominant mid-tier federal contractor.”

The combination of Kratos and DFI provides Kratos with new customers and an expanded contract vehicle portfolio, in addition to broadening the range of service offerings to the existing Kratos customer base.  Principal customers of DFI include the Army Aviation and Missile Research, Development and Engineering Center (AMRDEC), Army Space and Missile Defense Command/Army Forces Strategic Command ARSTRAT), NASA Marshall Space Flight Center, and certain classified customers.

Pursuant to the acquisition, all outstanding shares of DFI common stock have been converted into Kratos stock at an exchange rate of 1.7933 shares of Kratos common stock for each outstanding share of DFI common stock.  The transaction has been structured to be tax-free to shareholders of both Kratos and DFI for U.S. federal income tax purposes.

DeMarco concluded, “Since the end of 2007, we have now brought together four outstanding small businesses to create what Kratos is today.  As we have stated previously, we have just recently reorganized our company to take advantage of our increased customer base, number of contract vehicles, and overall resources.  We are in the process of streamlining the business, reducing cost and exiting certain non-core or underperforming businesses, which once completed will position Kratos to be an approximately $400 million business in 2009, with target EBITDA margins consistent with those of our peers.”

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies.  Principal services include C4ISR, weapon systems lifecycle support, military weapon range and technical services, network engineering services, advanced IT services, security and surveillance systems, and critical infrastructure design and integration.  The Company is headquartered in San

Diego, California, with resources throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the anticipated benefits of the proposed transaction, Kratos’ expectations regarding future financial performance, performance of key contracts and market developments. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the anticipated benefits will not be realized; risks that the DFI integration will prove more costly, take more time, or be more distracting than currently anticipated; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that changes or cutbacks in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, Form 10-Q for the period ended September 28, 2008, and in other filings made with the Securities and Exchange Commission.